Exhibit 99.1

NEWS…	Contact:	Lisa Hathcoat
January 5, 2006		Dirk Montgomery
FOR IMMEDIATE RELEASE		(813) 282-1225

OUTBACK STEAKHOUSE, INC. REPORTS
COMPARABLE STORE SALES

Tampa, Florida, January 5, 2006 -- Outback Steakhouse, Inc. (NYSE: OSI) today reported that comparable store sales and average unit volumes for the Company’s restaurant brands for the six-week period ended December 31, 2005 compared with the same six-week period in 2004 changed by approximately:

Six weeks ended December 31, 2005	Company- owned	Franchise and development joint venture	System-wide
Domestic comparable store sales (stores open 18 months or more)
Outback Steakhouses	-1.2%	-1.2%	-1.2%
Carrabba’s Italian Grills	5.2%	n/a	5.2%
Fleming’s Prime Steakhouse and Wine Bars	13.1%	n/a	13.1%
Roy’s	5.7%	n/a	5.7%
Bonefish Grills	5.3%	8.2%	5.6%
Domestic average unit volumes
Outback Steakhouses	-1.4%	-1.0%	-1.4%
Carrabba’s Italian Grills	1.7%	n/a	1.7%
Fleming’s Prime Steakhouse and Wine Bars	5.9%	n/a	5.9%
Roy’s	11.8%	n/a	11.8%
Bonefish Grills	0.8%	8.2%	1.5%

Chief Executive Officer Bill Allen stated, “Our comparable restaurant sales for the period were slightly lower than we anticipated, primarily driven by Outback Steakhouse. Outback’s sales were affected by the debut of our value menu in 250 locations in the Midwest and Texas. Although our comparable sales were lower than we expected, we are encouraged by the increase in traffic at these restaurants and had suggested it would take several months to offset the decrease in the average check caused by the lower-priced menu items. Additionally, we are very pleased with our comparable restaurant sales results at our other brands, which continue to demonstrate solid growth.”

STORE INFORMATION

	Restaurants opened during the month ended December 31, 2005	Restaurants open as of December 31, 2005
Outback Steakhouses
Company-owned - domestic	-	670
Company-owned - international	-	88
Franchised and development joint venture - domestic	-	105
Franchised and development joint venture - international	1	52
Total	1	915
Carrabba's Italian Grills
Company-owned	1	200
Bonefish Grills
Company-owned	3	86
Franchised	-	4
Total	3	90
Fleming’s Prime Steakhouse and Wine Bars
Company-owned	3	39
Roy’s
Company-owned	-	20
Cheeseburger in Paradise
Company-owned	2	27
Paul Lee’s Chinese Kitchens
Company-owned	-	4
Lee Roy Selmon’s
Company-owned	-	3

System-wide total	10	1,298

The Outback Steakhouse, Inc. restaurant system operates in 50 states and 21 countries internationally.

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